Exhibit 99.6

For Immediate Release

STRATASYS ADOPTS STOCKHOLDER RIGHTS PLAN

Plan to Expire the Earlier of April 13, 2013, or Closing of Objet Merger

MINNEAPOLIS – April 16, 2012 – Stratasys, Inc. (NASDAQ: SSYS) today announced that its board of directors has unanimously adopted a limited duration Rights Agreement (the “Rights Plan”) and declared a dividend distribution of one common share purchase right (a “Right”) on each outstanding share of its Common Stock. The Rights Plan is designed to ensure that all Stratasys stockholders receive fair and equal treatment in the event that an unsolicited attempt is made to acquire the company. It is intended to provide the board of directors with sufficient time to evaluate alternatives and to maximize value to stockholders. The Rights Plan was adopted in connection with the adoption of the Merger Agreement between the Company and Objet Ltd. also announced today.

In general, the Rights will become exercisable if a person or group becomes the beneficial owner of, or announces a tender offer for, 10% or more of the company’s outstanding Common Stock. The Rights Plan excludes from the definition of beneficial owner any person that may be deemed to own company Common Stock subject to a merger agreement approved by the board of directors. If the Rights become exercisable, each Right will initially entitle stockholders to buy one-quarter of one share of the company’s Common Stock at an exercise price of $20 per share, subject to adjustment and the terms of the Rights Plan. Upon the occurrence of an acquisition or tender offer that triggers the exercise of the Rights, each Right will entitle its holder to purchase, at the Right’s exercise price, a number of shares of Common Stock (or any combination of cash, other assets, or debt securities of equivalent value) with an aggregate value equal to twice the Right’s exercise price. Rights held by the triggering person or group will become void and will not be exercisable to purchase shares at the reduced purchase price. After the Rights have become exercisable, the board of directors may also choose to exchange the Rights (other than Rights owned by the triggering person or group), in whole or in part, for shares of Common Stock at an exchange ratio of one-half of one share of Common Stock (or any combination of cash, other assets, or debt securities of equivalent value) per Right. The board of directors will in general be entitled to redeem the Rights at $.01 per Right at any time before the triggering ownership threshold is crossed.

The dividend distribution will be payable on April 26, 2012, to stockholders of record as of the close of business on April 26, 2012. The Rights will expire on the earlier of April 13, 2013, or the closing of the company’s merger with Objet, unless the Rights are earlier redeemed or exchanged by the company. The Rights distribution is not taxable to stockholders.

Details about the Rights Plan will be contained in a Form 8-K to be filed by Stratasys with the U.S. Securities and Exchange Commission.

Cautionary Statement Regarding Forward-Looking Statements

All statements herein that are not historical facts or that include such words as “expects,” “anticipates,” “projects,” “estimates,” “vision,” “could,” “potential,” “plan”, “intends”, “desires”, “assume” or “believes” or similar words constitute forward-looking statements covered by the safe harbor protection of the Private Securities Litigation Reform Act of 1995. Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. These include statements regarding the expected timing and ultimate closing of the merger with Objet, as well as the financial and operating results of the combined company after, and the anticipated benefits of, the merger; the size of the 3D printing market; our objectives for the marketing and sale of our Dimension® and uPrint® 3D Printers; our support removal systems; and our Fortus® 3D Production Systems, particularly for use in direct digital manufacturing (DDM); the demand for our proprietary consumables; the expansion of our paid parts service; and our beliefs with respect to the growth in the demand for our products. Actual results may differ from those expressed or implied in our forward-looking statements. Such forward-looking statements involve and are subject to certain risks and uncertainties, which may cause our actual results to differ materially from those discussed in a forward-looking statement. Risks and uncertainties that may affect our business include our ability to penetrate the 3D printing market; the success of our distribution agreement with HP; our ability to achieve the growth rates experienced in preceding quarters; our ability to introduce, produce and market consumable materials, and the market acceptance of these materials; the impact of competitive products and pricing; our timely development of new products and materials and market acceptance of those products and materials; the success of our recent R&D initiative to expand the DDM capabilities of our core FDM technology; the success of our RedEye On Demand™ and other paid parts services; our ability to obtain the necessary approvals, including the affirmative vote of the Stratasys shareholders, and to satisfy the necessary closing conditions in order to successfully close the merger; our ability to successfully integrate and market the combined company’s products; the combined company’s ability to achieve the expected revenue targets, the combined company’s ability to attract and retain management; and the combined company’s ability to protect and defend intellectual property. These statements represent beliefs and expectations only as of the date they were made. We may elect to update forward-looking statements, but we expressly disclaim any obligation to do so, even if our beliefs and expectations change. In addition to the statements described above, such forward-looking statements are subject to the risks and uncertainties described more fully in our reports filed or to be filed with the Securities and Exchange Commission, including our annual reports on Form 10-K and quarterly reports on Form 10-Q.

About Stratasys

Stratasys Inc., Minneapolis, is a maker of additive-manufacturing machines for prototyping and producing plastic parts. The company markets under the brands uPrint and Dimension 3D Printers and Fortus Production 3D Printers. The company also operates RedEye On Demand, a digital-manufacturing service for prototypes and production parts. Stratasys manufactures 3D printers for Hewlett Packard, which it sells under the brand Designjet3D. In 2011 Stratasys acquired 3D printer maker Solidscape Inc. According to Wohlers Report 2011, Stratasys had a 41-percent market share in 2010, and has been the unit market leader for the ninth consecutive year. Stratasys patented and owns the Fused Deposition Modeling (FDM®) process. The process creates functional prototypes and manufactured goods directly from any 3D CAD program, using high-performance industrial thermoplastics. The company holds more than 285 granted or pending additive-manufacturing patents globally. Stratasys products are used in the aerospace, defense, automotive, medical, business and industrial equipment, education, architecture, and consumer-product industries. Online at: www.Stratasys.com

Contact

Stratasys, Inc.
Shane Glenn, Director of Investor Relations

952-294-3416
shane.glenn@stratasys.com